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EXHIBIT 10.13 -- STOCK PURCHASE AND RELEASE AGREEMENT AMONG GARY KAPLOWITZ,
                 ALAN ROTHSTEIN, S&R HOLDINGS, IRONWOOD TELECOM LLC AND
                 JOHN P. CASEY


INCOMNET, INC.
2801 Main Street
Irvine, California   92614


November 4, 1998

BY FACSIMILE

Gary Kaplowitz
Alan Rothstein
S&R Holdings
Ironwood Telecom LLC
John P. Casey

           Re:  STOCK PURCHASE AND RELEASE AGREEMENT

Gentlemen:

       As you know, Gary Kaplowitz ("Kaplowitz"), Alan Rothstein ("Rothstein") and S&R Holdings ("S&R Holdings" and with Kaplowitz and Rothstein, the "Preferred Holders") acquired a certain number of Series B Preferred Stock ("Preferred Stock") of Incomnet, Inc. ("Company") on or about July 29, 1997. The Preferred Stock is convertible into shares of the Company's Common Stock. On June 10, 1998, the Preferred Holders notified the Company of their election to convert all of the Preferred Stock then owned by them which, based on the conversion price on the date of the notice, would have entitled them to receive an aggregate of 1,568,571 shares of Common Stock (for Kaplowitz - 81.390 shares of Preferred Stock convertible into 632,044 shares of Common Stock; for Rothstein - 81.390 shares of Preferred Stock convertible into 632,044 shares of Common Stock; for S&R - 39.243 shares of Preferred Stock convertible into 304,483 shares of Common Stock). Shortly after receiving the notices of election to convert by the Preferred Holders on June 10, 1998, the Company informed the Preferred Holders that the Company had insufficient authorized Common Stock to effect the conversion of the Preferred Holders' Stock.

       Except for 77.277 shares of Preferred Stock and the rights relating thereto to be issued 600,000 shares of Common Stock when a sufficient authorized number of shares become available (which the Preferred Holders will retain, the "Retained Shares"), the Preferred Holders will sell and transfer all of their Preferred Stock and all rights relating thereto (an aggregate of 124.746 shares of Preferred Stock convertible into 968,571 shares of Common Stock, the "Ironwood Shares") to Ironwood Telecom LLC ("Ironwood") for $600,000 in cash.

       In connection with the prior conversion of the Retained Shares, the Company agrees to issue 600,000 shares of Common Stock to the Preferred Holders upon tender of the stock certificates representing the Retained Shares, within five business days following the approval of its shareholders to amend the Company's Articles of Incorporation to increase the authorized Common Stock of the Company (the "Amendment Proposal"). Since these shares were privately placed without registration under the Securities Act of 1933 (the "Securities Act"), the certificates issued to the Preferred Holders evidencing the Retained Shares will contain a restrictive legend that they may be sold only if registered or pursuant to an exemption from registration under the Securities Act. The Company will consider the Retained Shares as being issued on July 29, 1997. Therefore, the one-year holding period under Rule 144 of the Securities Act will have been met and the Preferred Holders may sell the Retained Shares in accordance with the exemption from the Securities Act registration requirements provided under Rule 144. Upon delivery of a broker's certification or other documents reasonably requested by the Company or its counsel, the Company shall cause to be delivered to its transfer agent a Rule 144 legal opinion satisfactory to the transfer agent.

       Approval by shareholders of the Amendment Proposal is anticipated to be obtained at the Company's annual meeting scheduled for March or April 1999. The Company is aware of agreements between shareholders



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November 4, 1998
Page 2


who own approximately 35% of the outstanding voting stock of the Company and third parties which require those shareholders to vote in favor of a proposal to increase the authorized number of shares of Common Stock at the next annual meeting. The Preferred Holders agree to vote in favor of the Amendment Proposal, if legally permitted, and that Ironwood is the intended beneficiary of the Preferred Holders' agreement to vote in favor of that proposal.

       To effect the sale and transfer of the Ironwood Shares by the Preferred Holders to Ironwood, the Preferred Holders agree to execute a general assignment and an assignment separate from certificate relating to the Ironwood Shares, to be delivered and effective upon receipt of the $600,000.

       The Company shall deliver to the Preferred Holders within 10 business days of this letter a copy of the unanimous written consent of the Company's Board of Directors signed by each director approving of the transactions contemplated in this letter.

       In addition, the Preferred Holders, the Company, Ironwood and John P. Casey (a shareholder of the Company, "Casey"), agree to enter into mutual releases relating to claims they may have against each other in connection with the Preferred Stock. The terms of the mutual releases will be set forth in another document.

       If the Preferred Holders, Ironwood and Casey agree with the terms and conditions set forth in this letter, please so signify by signing below and returning the countersigned copy to the Company, after which this letter will constitute a binding agreement enforceable against the Company, the Preferred Holders, Ironwood and Casey, in accordance with its terms and conditions. This letter may be countersigned in counterparts by the parties but will constitute one agreement among all parties

                               Very truly yours,

                               /s/ DENIS RICHARD
                               --------------------------------------
                               Denis Richard
                               President and Chief Executive Officer


ACKNOWLEDGED AND AGREED:


/s/ GARY KAPLOWITZ             IRONWOOD TELECOM LLC
----------------------------
GARY KAPLOWITZ


/s/ ALAN ROTHSTEIN             By:  /s/ DONALD V. BERLANTI
----------------------------        ---------------------------------
ALAN ROTHSTEIN                       Donald V. Berlanti
                                       Member

S&R HOLDINGS LLC


By:  /s/ STEVEN SHAPERO             /s/ JOHN P. CASEY
     ----------------------         ---------------------------------
     Steven L. Shapero               JOHN P. CASEY
     Managing Partner


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